Exhibit 1

                                 GameStop Corp.
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                         Public Offering of Common Stock
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                                                               January  28, 2002

Salomon Smith Barney Inc.
UBS Warburg LLC
SunTrust Capital Markets, Inc.
William Blair & Company, L.L.C.
As Representatives of the several Underwriters,

c/o  Salomon Smith Barney Inc.
     388 Greenwich Street
     New York, New York 10013

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between GameStop Corp., a Delaware corporation (the "Company"), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Class A Common Stock, $.001 par value (the "Common Stock"), of the Company.

     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of one hundred and eighty
(180) days after the date of the Underwriting Agreement. Notwithstanding the foregoing, the undersigned may transfer any or all of the shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock owned by the undersigned either during his or her lifetime or on death, by gift, will or intestate succession to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family or to a charitable trust of which the undersigned and/or a member or members of his or her immediate family are the sole trustee(s); provided, however, that in any such transfer, it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the shares of Common Stock subject to, and the transferee agrees to be bound by, the provisions of this letter agreement, and there shall be no further transfer of such shares of Common Stock except in accordance with this letter agreement.

     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                                     Yours very truly,

                                                     /s/ Leonard Riggio
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                                                     Leonard Riggio